Exhibit 10.1

ASSIGNMENT OF PARTNERSHIP INTERESTS

This Assignment (the "Assignment") is effective as of January 1, 2006, by and between Real Estate Associates Limited III, a California limited partnership by its general partner, National Partnership Investments Corp., with an address of 6100 Center Drive, Suite 800, Los Angeles, California 90045 ("Assignor"), to Broadway Limited Partner, LLC, a Rhode Island limited liability corporation having an address of 475 Kilvert Street, Warwick, Rhode Island 02886 ("Assignee"), with reference to the following:

A.

Assignor owns all of the limited partner interests in and to 300 Broadway Associates a Rhode Island limited partnership (the "Partnership"), which holds title to the land and improvements known as the Jenks School or VJ Doyle Manor located in Pawtucket, Rhode Island.

B.

Assignor wishes to assign all of its right, title and. interest in and to all of its limited partner interests in the Partnership (the "Partnership Interests") to Assignee with the intent that Assignee be admitted as a substitute limited partner pursuant to the terms of the Amended and Restated Certificate and Agreement of Limited Partnership, dated as of October 29, 1981, as amended by a First Amendment to Amended and Restated Certificate and Agreement of Limited Partnership, dated as of January 7, 1982, and a Second Amendment to Amended and Restated Certificate and Agreement of Limited Partnership, dated as of December 31,1994 (collectively, the "Amended Partnership Agreement").

C,

Assignee desires to accept such Assignment and to become a substitute limited partner of the Partnership pursuant to the terms of the Amended Partnership Agreement.

NOW, THEREFORE, in consideration of the covenants set forth below and other good and valuable consideration the receipt of all of which is hereby acknowledged the parties agree as follows:

1.

Assignor does hereby assign, transfer and set over to Assignee all of its right, title and interest in and to the Partnership Interests.

2.

Assignee hereby accepts such assignment, and, pursuant to the terms of the Amended Partnership Agreement, subscribes to and agrees to be bound by the terms and provisions of the Amended Partnership Agreement with respect to the Partnership Interests in the Partnership thus acquired and assumes all of Assignor's obligations thereunder.

3.

In consideration of the assignment of the Partnership Interests, Assignee shall pay to Assignor in cash or immediately available funds upon the full execution of this Assignment the sum of Three Million Two Hundred Thousand Dollars ($3,200,000.00).

4.

Assignor hereby warrants and represents that it owns the Partnership Interests and that they are free and clear of all liens, claims, security interests, restrictions and encumbrances of every kind and Assignor agrees to indemnify and hold harmless

Assignee with respect to any loss, cost, damages, liabilities, claims, suits, legal fees, etc. incurred by Assignee as a result of such representations and warranties not being accurate and/or correct as of the date hereof.

5.

Assignor further warrants and represents that it has the power and authority to transfer the Partnership Interest to Assignee; the transfer of the Partnership Interest will not conflict with or violate any agreement, judgment, order law or regulation by which the Assignor is bound. The representations in paragraphs 4 and 5 shall survive closing.

6.

 Assignor further agrees that, at any time, upon request of Assignee, to take such other action as Assignee shall reasonably request to convey and transfer more effectively to Assignee the Partnership Interests in accordance with the terms hereof and Assignee will, at any time, execute and deliver such further instruments and take such other action as Assignor reasonably may request to evidence the purchase by Assignee of the Partnership Interests in accordance with the terms hereof. Without limiting the generality of the foregoing, Assignor shall execute and deliver an amendment to the Amended Partnership Agreement in the form attached hereto as Exhibit A.

7.

This Assignment may be executed in counterparts and all such counterparts, as so executed, shall constitute one agreement binding on all parties hereto.

IN WITNESS WHEREOF, the parties have executed this Assignment Agreement as of this 2 day of May, 2006.

ASSIGNOR:

REAL ESTATE ASSOCIATES LIMITED III,

a California limited partnership

By National Partnership Investments Corp., a California  corporation, its General Partner

By:     /s/Brian Flaherty

     Brian Flaherty

Its:

Vice President

(Signatures continued on next page)

ASSIGNEE:

BROADWAY LIMITED PARTNER, LLC

A Rhode Island limited liability corporation

By: /s/T. Paul Dimeo, Jr.

      T. Paul Dimeo, Jr.

Its Managing Member

The undersigned, as the General Partners of the Partnership, are executing this Assignment for the purpose of providing consent to the within Assignment as required under Section 8.2 of the Amended Partnership Agreement.

Jenks Property Corp.,

a Rhode Island corporation

By:

/s/Thomas P. Dimeo

Thomas P. Dimeo

Its

President

/s/Thomas P. Dimeo

Thomas P. Diemo

/s/Lorraine S. Dimeo

Lorraine S. Dimeo